Exhibit 21
SUBSIDIARIES OF METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation

ABAS, Inc.	Delaware
Automotive Safety Technologies, Inc.	Delaware
Cableco Technologies, Inc.	Delaware
Duel Systems, Inc.	Delaware
KBA, Inc.	Delaware
Magna-lastic Devices, Inc.	Delaware
Methode Automotive de Mexico S.A. de C.V.	Mexico
Methode Carthage Controls, Inc.	Delaware
Methode Development Company	Delaware
Methode Electronics Aftermarket, Ltd.	Malta
Methode Electronics Asia Pte, Ltd.	Singapore
Methode Electronics Connectivity Technologies, Inc.	Delaware
Methode Electronics Europe, Limited	Scotland
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics India, Private Ltd.	India
Methode Electronics International GmbH	Germany
Methode Electronics Ireland Limited	Ireland
Methode Electronics Malta Holdings Ltd	Malta
Methode Electronics Malta Ltd.	Malta
Methode Electronics Mediterranean Company Ltd	Malta
Methode Electronics (Shanghai) Co. Ltd.	China
Methode Electronics U.K. Ltd.	United Kingdom
Methode Mexico, S.A. de C.V.	Mexico
Methode Technology de Mexico S.A. de C.V.	Mexico
Optokon Co., Ltd., S.R.O.	Czech Republic
TouchSensor Technolgies, L.L.C.	Delaware
Trace Laboratories	Delaware
Universal Resources de Mexico S.A. de C.V.	Mexico
Value Engineered Products, Inc.	Delaware

(1)	All subsidiaries are 100% owned, except Optokon, which is 75% owned.